Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-175068 on Form S-8 of our report dated February 15, 2013 relating to the consolidated financial statements of General Motors Company and subsidiaries (the Company) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of amendments to accounting standards) and our report dated February 15, 2013 relating to the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of General Motors Company for the year ended December 31, 2012.

/S/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Detroit, Michigan
February 15, 2013